Exhibit 99.1

Empire Global Corp. adds Experience to Board and Management Team

New York, November 23, 2015. Empire Global Corp. (OTCQB:EMGL) announced today that it appointed Mr. Graham Martin to the management team and the board of directors of the Company increasing the size of our board to four members.

Mr. Martin ("Graham"), based in London and Hong Kong, is a third generation retail bookmaker and widely recognised expert in the online gaming industry. Graham brings over three decades of experience and knowledge to our board and management team, he will serve as VP of International Development. His mission is to attract human and financial capital to foster consolidation synergies for Empire in regulated gaming jurisdictions within which he is well versed and respected.

"I am delighted that Graham embraced our vision and has joined our team in developing our global online gaming business. Empire will draw from his vast expertise and knowledge, building on our established operations in Italy," stated company Chairman and CEO, Michele Ciavarella. "Having Graham on our bench, adds substantial dynamic to Empire's growth potential. I have no doubt that Graham's contributions will quickly prove to be highly valuable in executing our goals and objectives."

Graham has founded numerous companies in the gaming industry, including Bonne Terre, Limited, now operating as Sky Bet (owned by CVC Capital Partners and Sky Plc) one of the largest betting and gaming operators in the UK. He also originated the first Offshore Gaming Law in the Bailiwick of Guernsey, which resulted in the establishment of one of the first legal offshore Internet gaming jurisdiction.

Graham currently serves as a director to gaming specialist firms Cardinal House Group Pty Ltd in Australia and Catalyst Gaming Corporation Limited based in Hong Kong, as well as a number of gaming companies with a presence in European countries, Asia, and North America. Additionally, he was Chairman of Probability Games Corporation and founder of Scotbet International Limited, the largest Scottish retail bookmaking company.

About Empire

Empire Global Corp., together with its wholly owned subsidiaries, Multigioco Srl and Rifa Srl, is a licensed gaming operator. The Company conducts its business primarily through our internet-based gambling and sports betting platform under the registered brand New Gioco on our licensed gaming website www.newgioco.it as well as land-based neighbourhood betting shops situated throughout Italy.

The Company, through its online gaming website and shops, provides a full suite of gaming products and services, such as sports betting, online casino, poker, and bingo and interactive games. Additional information is available on our corporate website at www.emglcorp.com.

Contacts:
Michele Ciavarella, B.Sc.
Chairman and CEO
ceo.emgl@emglcorp.com